Exhibit 99.1

BioTime Announces Additional Products in Development Based on HyStem® Technology

ALAMEDA, Calif.--(BUSINESS WIRE)--October 4, 2013--BioTime, Inc. (NYSE MKT: BTX), today announced that it has initiated the development of two new products based on its HyStem® hydrogel technology platform.

The first of these new products is ReGlydeTM, a cross-linked thiol-modified hyaluronan hydrogel for the management and protection of tendon injuries following surgical repair of the digital flexor or extensor tendons of the hand. The product is intended to be applied in the vicinity of the repaired tendon via a syringe or similar device immediately prior to closing of the surgical area. Separation of the tendon from surrounding tissue has been shown to significantly reduce post-surgical adhesions that can lead to complications such as restricted finger mobility and flexibility. BioTime believes that the flowable and in-situ gelling capability of ReGlydeTM could provide an advantage over the existing technology which is in the form of a sheet causing difficulty in application in what is often a small compartment after surgery.

The second new product, PremviaTM, is a HyStem® hydrogel formulation of cross-linked thiol-modified hyaluronan and thiol-modified gelatin for the management of wounds including partial and full-thickness wounds, ulcers, tunneled/undermined wounds, surgical wounds, and burns. Due to its high water content, PremviaTM is able to donate water molecules to the wound surface and to maintain a moist environment at the wound bed, which is critical for wound healing. Additionally, the biodegradable matrix provides a scaffold for the cellular infiltration and proliferation as well as capillary growth needed to promote healing. There is significant competition in the wound healing dressing space, however, one advantage that PremviaTM appears to have over most other technologies is the ability to flow into the wound and cross-link, or change from a flowing liquid to a semi-solid gel consistency, in-situ, thereby providing a moist environment to every part of a wound which a traditional covering cannot.

Both ReGlydeTM and PremviaTM are expected to be regulated as medical devices in the United States. BioTime has initiated for these development-stage products the requisite studies for marketing approval, including ISO 10993 biocompatibility studies and animal studies to demonstrate safety and efficacy for a 510(k) application to the Food and Drug Administration. BioTime may be required to provide human clinical data demonstrating safety and efficacy for approval as a medical device if the FDA determines that marketing approval should not be granted on the basis of a 510(k) application.

PremviaTM is also intended to serve as a foundation for the further development of bioactive wound healing products that could deliver biological factors or cells to accelerate wound healing. PremviaTM may face a different level of regulatory approval for those uses.

Significant quantities of the components common to ReGlydeTM and PremviaTM have been manufactured under cGMP conditions, therefore, BioTime will have cGMP quantities of both products available for its pre-clinical investigations and the initiation of human clinical use if FDA approval for marketing is obtained.

About BioTime, Inc.

BioTime is a biotechnology company engaged in research and product development in the field of regenerative medicine. Regenerative medicine refers to therapies based on stem cell technology that are designed to rebuild cell and tissue function lost due to degenerative disease or injury. BioTime’s focus is on pluripotent stem cell technology based on human embryonic stem (“hES”) cells and induced pluripotent stem (“iPS”) cells. hES and iPS cells provide a means of manufacturing every cell type in the human body and therefore show considerable promise for the development of a number of new therapeutic products. BioTime’s therapeutic and research products include a wide array of proprietary PureStem™ progenitors, HyStem® hydrogels, culture media, and differentiation kits. BioTime is developing Renevia™ (a HyStem® product) as a biocompatible, implantable hyaluronan and collagen-based matrix for cell delivery in human clinical applications. In addition, BioTime has developed Hextend®, a blood plasma volume expander for use in surgery, emergency trauma treatment and other applications. Hextend® is manufactured and distributed in the U.S. by Hospira, Inc. and in South Korea by CJ CheilJedang Corporation under exclusive licensing agreements.

BioTime is also developing stem cell and other products for research, therapeutic, and diagnostic use through its subsidiaries:

  OncoCyte Corporation is developing products and technologies to diagnose and treat cancer.
  ES Cell International Pte Ltd., a Singapore private limited company, develops hES products for research use.
  OrthoCyte Corporation is developing therapies to treat orthopedic disorders, diseases and injuries.
  ReCyte Therapeutics, Inc. is developing therapies to treat a variety of blood and lymphatic vascular disorders, as well as products for research using iPS and other cell reprogramming technology.
  Cell Cure Neurosciences Ltd. is an Israel-based biotechnology company focused on developing stem cell-based therapies for retinal and neurological degenerative diseases. Its lead product is OpRegen® for the treatment of macular degeneration.
  LifeMap Sciences, Inc. markets, sells and distributes GeneCards®, the leading human gene database, the leading human gene database, as part of an integrated database suite that also includes the LifeMap Discovery™ database of embryonic development, stem cell research and regenerative medicine, and MalaCards, the human disease database. LifeMap Sciences also markets BioTime research products and PanDaTox, an innovative, recently developed, searchable database that can aid in the discovery of new antibiotics and biotechnologically beneficial products.
  Asterias Biotherapeutics, Inc. is a newly formed subsidiary whose first acquisition was the stem cell assets of Geron Corporation, including patents and other intellectual property, biological materials, reagents and equipment for the development of new therapeutic products for regenerative medicine.

Additional information about BioTime can be found on the web at www.biotimeinc.com.

Forward-Looking Statements

Statements pertaining to future financial and/or operating results, future growth in research, technology, clinical development, and potential opportunities for BioTime and its subsidiaries, along with other statements about the future expectations, beliefs, goals, plans, or prospects expressed by management constitute forward-looking statements. Any statements that are not historical fact (including, but not limited to statements that contain words such as “will,” “believes,” “plans,” “anticipates,” “expects,” “estimates”) should also be considered to be forward-looking statements. Forward-looking statements involve risks and uncertainties, including, without limitation, risks inherent in the development and/or commercialization of potential products, uncertainty in the results of clinical trials or regulatory approvals, need and ability to obtain future capital, and maintenance of intellectual property rights. Actual results may differ materially from the results anticipated in these forward-looking statements and as such should be evaluated together with the many uncertainties that affect the business of BioTime and its subsidiaries, particularly those mentioned in the cautionary statements found in BioTime's Securities and Exchange Commission filings. BioTime disclaims any intent or obligation to update these forward-looking statements.

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CONTACT:
BioTime, Inc.
Lesley Stolz, Ph.D., 510-521-3390, ext. 367
Executive Vice President, Corporate Development
lstolz@biotimemail.com
or
Judith Segall, 510-521-3390, ext. 301
jsegall@biotimemail.com